FOR IMMEDIATE RELEASE
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December 16, 1999



MGI PROPERTIES ("MGI")
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REVIEWS 1999 AND
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REMAINING ESTIMATED LIQUIDATING DISTRIBUTIONS
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            BOSTON, MASSACHUSETTS . . . . W. Pearce Coues, Chairman of the Board
of Trustees, today stated that pursuant to its Plan of Complete Liquidation and Termination, MGI has sold 61 properties in 1999 for an aggregate price of $482.3 million. In connection with the liquidation, $125.9 million of debt was repaid or assumed by the buyers. As a result of these sales, MGI has made liquidating distributions totaling $24.16 per share in 1999. Mr. Coues stated that the current estimate of pricing with respect to the remaining eight properties, which are presently being marketed (but not yet under contract), when added to funds held by MGI is estimated to result in additional net liquidating distributions aggregating approximately $5.50 per share, after all fees and liquidation costs; however, no assurances can be given that per share net liquidating distributions will reach this amount.



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For further information contact:
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Phillip C. Vitali, Executive Vice President and Treasurer (617) 422-6000




            This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are dependent on a number of factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such factors include, among other things, the risks of future action or inaction by the Board of Trustees with respect to the Plan of Liquidation (and the actual results thereof), including the possibility of litigation pertaining thereto; the net realizable value of and the timing of the sales of the Trust's remaining properties during the course of the liquidation; the amount and timing of liquidating distributions; changes in national and local economic and financial market conditions, as well as those factors set forth in MGI's Form 10-K for the year ended November 30, 1998, including those set forth under "Forward-Looking Statements," "Other" and Item 1 - "Adoption of Liquidation Plan," and in its most recently filed Form 10-Q.